EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ansoft Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-134788) on Form S-8 of Ansoft Corporation of our reports dated June 6, 2008 with respect to the consolidated balance sheets of Ansoft Corporation as of April 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2008, which reports appear in the April 30, 2008 annual report on Form 10-K of Ansoft Corporation.
Our report on the consolidated financial statements referred to above contains an explanatory paragraph describing Ansoft Corporation’s change in accounting principle adopted in 2008, Financial Standards Accounting Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 and Statement of Financial Accounting Standards No. 123R, Share-Based Payment adopted in 2007.
/s/ KPMG LLP
Pittsburgh, Pennsylvania
June 24, 2008